For the fiscal period ended 12/31/03
File number 811-3623

			SUB-ITEM 77-0

			EXHIBITS

Transactions Effected Pursuant to Rule 10f-3

I.   Name of Fund:  The Prudential Series Fund, Inc. ?
SP PIMCO High Yield Portfolio

1.   Name of Issuer:
	Owens-Brockway Glass

2.   Date of Purchase
	04/29/03

3.   Number of Securities Purchased
	3,000

4.   Dollar Amount of Purchase
	$300,000

5.   Price Per Unit
	$100

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Bank of America Securities

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER

Citigroup
Deutsche Bank Securities
Banc One Capital Markets
BNP Paribas
Credit Lyonnais Securities
Fleet Securities
Goldman Sachs
Scotia Capital